Exhibit 99.1
Contacts:

Media Inquiries	Investor Inquiries
Robert Guenther	Sujal Shah
610-712-1514 (Office)	610-712-5471 (Office)
908-457-3360 (Mobile)	sujal@agere.com
rguenther@agere.com

Agere Systems Reports Net Income of $47 million, or $0.27 Per Share, for Third Quarter; Announces New Stock Repurchase Program
ALLENTOWN, Pa., July 25, 2006 — Agere Systems (NYSE: AGR) today reported GAAP net income of $47 million, or $0.27 per share, for the third quarter of fiscal 2006, above the company’s April guidance. In the third quarter of fiscal 2005, Agere reported GAAP net income of $120 million, or $0.65 per share. The latest quarter included a $27 million tax benefit; the year-ago quarter had a tax benefit of $120 million. Revenue for the third quarter of fiscal 2006 totaled $382 million.
On a non-GAAP basis*, Agere reported net income of $37 million, or $0.22 per share, in the third quarter of fiscal 2006, compared to $43 million, or $0.23 per share, in the same period for fiscal 2005.
Richard Clemmer, President and CEO, said, “Agere Systems turned in a solid third quarter, demonstrating the leverage we have created in our business model and the clear progress we are making in our turnaround plan. Moreover, we expanded our customer base during the quarter, giving us a firm foundation for driving revenue growth.
“During the quarter,” Clemmer added, “we completed a strategic plan that will drive success in our three businesses. Our vision for the company is captured in our new tagline, ‘Perfecting the Connected Lifestyle.’ By this, we mean that we will work to transform the performance of networks and consumer electronics to enable people to stay connected — more reliably, in more places, and more often than ever before. We are confident in our plans and believe that Agere shares remain undervalued. Consequently, we have authorized a new $200 million share repurchase program.”

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The following chart shows quarterly revenue, including revenue from the licensing of intellectual property, by business segment:

	Jun 30	Mar 31	Jun 30
	2006	2006	2005
	($ in millions)
Consumer segment:
Storage	$135	$171	$146
Mobility	105	95	125

Consumer segment	240	266	271
Networking segment	142	131	162

Total	$382	$397	$433

Product and Customer Highlights
Recent company highlights include:
Networking:
•	TrueONE portfolio launched. These scaleable, turn-key solutions are based on Agere’s packet processing, switching, digital processing and systems software capabilities. These solutions enable the delivery of carrier-class voice, data, IPTV and HDTV services over a single converged, broadband network and allow Agere to provide solutions for the market.

•	Ericsson selected Agere’s packet processing technology for DSLAM equipment

•	NEC chose Agere for its third-generation wireless infrastructure Node B equipment.

•	3Com and Lenovo chose Agere’s Ethernet solutions for their enterprise switching applications
Mobility:
•	Agere delivered platform solutions for Samsung’s ultra-thin X820 model, marketed as the world’s slimmest mobile phone, offering a 2-megapixel digital video camera, document viewer and TV-output function, and Bluetooth capability.

•	The company finalized an agreement with u-Nav Microelectronics, a best-in-class provider of Global Positioning System (GPS) solutions. This agreement gives Agere the capability to offer proven GPS solutions along with Agere’s baseband solutions to enable value-added functionality like Location Based Services and satisfy future regulatory requirements for E-911 emergency services.

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Storage:
•	Agere expanded its customer base by providing technology for a new 2.5-inch HDD-Flash combo drive to a leading disk drive manufacturer, beating a major competitor.

•	The company sampled an ARM-based SoC for use in a production platform to a lead customer, further building on Agere’s significant experience in developing ARM-based cores across the company’s three businesses and strengthening the customer relationship.
Outlook
In the September quarter, the company expects to report revenues in the range of $375 million to $400 million. The company expects GAAP net income to be in the range of $0.08 to $0.13 per share. Non-GAAP net income* is expected to be in the range of $0.21 to $0.26 per share.
Earnings Webcast
Agere Systems will host a conference call today at 8:30 a.m. EDT to discuss its financial results and outlook. To listen to the conference call via the Internet, visit http://www.agere.com/webcast. Subsequent to the conference call, a replay will be available at the same web address.
About Agere Systems
Agere Systems is a global leader in semiconductors and software solutions for storage, mobility and networking markets. The company’s products enable a broad range of services and capabilities, from cell phones, PCs and hard disk drives to the world’s most sophisticated wireless and wireline networks. Agere’s customers include top manufacturers of consumer electronics, communications and computing equipment. Agere works to transform the performance of networks and consumer electronics by integrating systems knowledge and leading technology that enable people to stay connected — perfecting the connected lifestyle.
About non-GAAP Financial Measures
* Non-GAAP financial measures exclude gain or loss from the sale of, and income or loss from, discontinued operations; restructuring-related charges included in costs; primarily increased depreciation; certain other non-cash charges including equity compensation; net restructuring and other charges; purchased in-process research and development charges, amortization of acquired intangible assets, net gain or loss from the sale of operating assets, certain tax adjustments, cumulative effect of accounting changes, and certain nonrecurring charges. Reconciliations of non-GAAP financial measures used in this press release to corresponding GAAP amounts are attached.
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Agere, Agere Systems and the Agere Systems logo are registered trademarks and TrueONE is a trademark of Agere Systems Inc.
This release contains forward-looking statements based on information currently available to Agere. Agere’s actual results could differ materially from the results stated or implied by those forward-looking statements due to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, our reliance on major customers and suppliers, our ability to keep pace with technological change, our dependence on new product development, price and product competition, availability of manufacturing capacity, customer demand for our products and services, and general industry and market conditions. For a further discussion of these and other risks and uncertainties, see our annual report on Form 10-K for the fiscal year ended September 30, 2005, and our quarterly report on Form 10-Q for the quarter ended March 31, 2006. Agere disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Agere Systems Inc.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in millions except per share amounts)

	Quarter Ended
	Jun 30	Mar 31	Jun 30
	2006	2006	2005

Revenue	$382	$397	$433
Costs	188	208	248

Gross profit — $	194	189	185
Gross profit — %	50.8%	47.6%	42.7%
Operating Expenses
Selling, general and administrative	56	60	65
Research and development	107	118	119
Amortization of acquired intangible assets	2	1	1
Restructuring and other charges — net	6	28	1
Gain on sale of operating assets — net	(2)	(3)	(4)

Total operating expenses	169	204	182
Operating Income (Loss)	25	(15)	3
Other income — net	5	6	4
Interest expense	6	6	6

Income (Loss) before income taxes	24	(15)	1
Provision (benefit) for income taxes	(23)	6	(119)

Net Income (Loss)	$47	$(21)	$120

Basic income (loss) per share information
Net income (loss)	$0.28	$(0.11)	$0.66

Weighted average shares outstanding — (in millions)	171	178	181

Diluted income (loss) per share information
Net income (loss)	$0.27	$(0.11)	$0.65

Weighted average shares outstanding — (in millions)	172	178	193

Agere Systems Inc.
Reconciliation of Non-GAAP to Unaudited GAAP Measures
(Dollars in millions except per share amounts)

	Quarter Ended
	Jun 30	Mar 31	Jun 30
	2006	2006	2005
Reconciliation of Non-GAAP Net Income (Loss) to Net Income (Loss)
Non-GAAP Net Income (Loss)	$37	$17	$43
Restructuring related charges, including increased depreciation	(2)	(2)	(38)
Stock-based compensation expenses (excludes $2 included in restructuring and other charges - net in 1QFY2006)	(10)	(10)	—
Amortization of acquired intangible assets	(2)	(1)	(1)
Restructuring and other charges — net	(6)	(28)	(1)
Expenses related to reverse split and loss on guarantee	1	—	(7)
Gain on sale of operating assets — net	2	3	4
Taxes excluded from Non-GAAP	27	—	120

Net Income (Loss)	$47	$(21)	$120

Reconciliation of Non-GAAP Net Income (Loss) Per Share to Net Income (Loss) Per Share
Non-GAAP Net Income (Loss) per share — diluted	$0.22	$0.10	$0.23
Restructuring related charges, including increased depreciation	(0.01)	(0.01)	(0.21)
Stock-based compensation expenses (excludes $0.01 included in restructuring and other charges — net in 1QFY2006)	(0.06)	(0.06)	—
Amortization of acquired intangible assets	(0.01)	—	—
Restructuring and other charges — net	(0.04)	(0.16)	(0.01)
Expenses related to reverse split and loss on guarantee	—	—	(0.04)
Gain on sale of operating assets — net	0.01	0.02	0.02
Taxes excluded from Non-GAAP	0.16	—	0.66

Net Income (Loss) per share — diluted	$0.27	$(0.11)	$0.65

Agere Systems Inc.
Unaudited Condensed Consolidated Balance Sheets
(Dollars in Millions)

	Jun 30	Mar 31
	2006	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$490	$620
Trade receivables	215	227
Inventories	135	132
Other current assets	24	38

TOTAL CURRENT ASSETS	864	1,017
Property, plant and equipment — net	421	423
Goodwill	196	196
Acquired intangible assets — net	11	13
Other assets	91	93

TOTAL ASSETS	$1,583	$1,742

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$171	$188
Other current liabilities	235	268

TOTAL CURRENT LIABILITIES	406	456
Long-term debt	362	372
Other liabilities	471	594

TOTAL LIABILITIES	1,239	1,422

STOCKHOLDERS’ EQUITY	344	320

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,583	$1,742

Agere Systems Inc.
Unaudited Condensed Consolidated Statements Of Cash Flows
(Dollars in Millions)

	Three Months Ended
	Jun 30	Mar 31
	2006	2006
OPERATING ACTIVITIES
Net income (loss)	$47	$(21)

Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Restructuring and other charges — net of cash payments	(22)	8
Depreciation and amortization	28	29
Pension plan contributions	(35)	—
Decrease in receivables	12	26
Increase in inventories	(6)	(11)
Decrease in accounts payable	(17)	(8)
Other operating activities — net	(19)	17

NET CASH (USED) PROVIDED BY OPERATING ACTIVITIES	(12)	40

INVESTING ACTIVITIES
Capital expenditures	(22)	(18)
Other investing activities	6	6

NET CASH USED BY INVESTING ACTIVITIES	(16)	(12)

FINANCING ACTIVITIES
Purchase of treasury stock	(100)	(59)
Principal repayments of long-term debt	(10)	—
Other financing — net	8	2

NET CASH USED BY FINANCING ACTIVITIES	(102)	(57)

Net decrease in cash and cash equivalents	(130)	(29)

Cash and cash equivalents at beginning period	620	649

Cash and cash equivalents at end of period	$490	$620

Agere Systems Inc.
Unaudited Net Income (Loss) Per Share Guidance

Quarter Ending
Sep 30
2006

Non-GAAP Net Income (High End of Range)	$0.26
Non-GAAP Net Income (Low End of Range)	$0.21

Less: Restructuring and related costs	0.06
Stock-based compensation expenses	0.06
Amortization of acquired intangible assets	0.01

0.13

Net Income (High End of Range)	$0.13
Net Income (Low End of the Range)	$0.08